Exhibit 99.1

[The Directv Group, Inc. logo]                                 [Hughes logo]

                                                           Contact: Bob Marsocci
                                                                    310-964-4656

            HUGHES CHANGES COMPANY NAME TO 'THE DIRECTV GROUP, INC.'


           EL SEGUNDO, CALIF., MARCH 16, 2004 - Hughes Electronics Corporation announced that effective today, it has changed its company name to "The DIRECTV Group, Inc." In addition, the Company has changed its ticker symbol on the New York Stock Exchange to "DTV," from the current "HS" symbol, and will commence trading under the new name and symbol beginning tomorrow.

           President and Chief Executive Officer Chase Carey said, "The future of this company is centered on DIRECTV and DIRECTV will drive both our strategy and shareholder value going forward. Our new name better reflects our commitment to building our business around DIRECTV, the established leader in digital multichannel television service in the United States. With more than 12.2 million customers, the DIRECTV name and brand resonates with consumers and this name change reaffirms and reinforces that our future lies with this business."

           The company's business units, DIRECTV, Inc., Hughes Network Systems, DIRECTV Latin America and PanAmSat, will remain units of The DIRECTV Group, Inc.

           In conjunction with its name change, The DIRECTV Group will have a new corporate logo. In addition, the company's Web site URL has changed to "directv.com."

           News Corporation completed its acquisition of 34 percent of Hughes common stock last December.

                                    - MORE -

HUGHES CHANGES NAME TO THE DIRECTV GROUP, INC.
PAGE 2

           The DIRECTV Group, Inc. (NYSE: DTV) formerly Hughes Electronics Corp. (NYSE: HS), is a world-leading provider of digital multichannel television entertainment, broadband satellite networks and services, and global video and data broadcasting. The DIRECTV Group is 34 percent owned by Fox Entertainment Group, which is approximately 82 percent owned by News Corporation Ltd.

                                       ###